Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Nuvei Corporation

Neon Maple Purchaser Inc.

Neon Maple Holdings Inc.

Neon Maple Midco Inc.

Neon Maple Parent Inc.

Advent International, L.P.

Advent International GPE X Limited Partnership

AI Maple Aggregator, L.P.

AI Maple Holdings, L.P.

AI Maple Holdings GP Limited

Novacap Management Inc.

Caisse de dépôt et placement du Québec

Philip Fayer

Whiskey Papa Fox Inc.

(Name of the Issuer and Name of Person Filing Statement)

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$2,295,485,878(1)	0.00014760(2)	$338,813.72(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$2,295,485,878

Total Fees Due for Filing			$338,813.72

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$338,813.72

(1)

Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The transaction value was calculated as the sum of (i) the product of 63,617,374 Subordinate Voting Shares issued and outstanding as of close of business on March 31, 2024 and the per share consideration of US$34.00, (ii) the product of 4,442,992 Subordinate Voting Shares underlying outstanding stock options entitled to receive the merger consideration and $17.69 (which is the difference between the per share consideration of $34.00 and the weighted average exercise price of the outstanding options of $16.31), (iii) the product of 1,329,117 Subordinate Voting Shares underlying outstanding restricted stock units entitled to receive the merger consideration and the per share consideration of US$34.00, (iv) the product of 142,565 Subordinate Voting Shares underlying outstanding performance stock units entitled to receive the merger consideration and the per share consideration of US$34.00 and (v) the product of 113,835 Subordinate Voting Shares underlying outstanding deferred stock units entitled to receive the merger consideration and the per share consideration of US$34.00.

(2)

The amount of the filing fee, calculated in accordance with the Exchange Act of 1934, equals $147.60 for each $1,000,000 of transaction value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.